As filed with the Securities and Exchange Commission on August 12, 2016.

Registration Nos. 333-140218

333-136443

333-70910

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Peabody Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-4004153
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri 63101-1826

(Address of Principal Executive Offices) (Zip Code)

Peabody Investments Corp. Employee Retirement Account

and

Peabody Western — UMWA 401(k) Plan

and

Big Ridge, Inc. 401(k) Profit Sharing Plan and Trust

(Full title of the plan)

A. Verona Dorch

Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101-1826

(Name and address of agent for service)

(314) 342-3400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	(Do not check if a smaller reporting company) ☐	Smaller reporting company	☐

EXPLANATORY NOTE

Peabody Energy Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to deregister any and all securities that remain unsold under the Company’s Registration Statements on Form S-8 (Nos. 333-140218, 333-136443 and 333-70910) (the “Registration Statements”), which relate to: (i) the Peabody Investments Corp. Employee Retirement Account; (ii) the Peabody Western — UMWA 401(k) Plan; and (iii) the Big Ridge, Inc. 401(k) Profit Sharing Plan and Trust (collectively, the “Plans”). The Registration Statements originally registered an aggregate of 3,600,000 shares (the “Shares”) of common stock of the Registrant, par value $0.01 per share, along with an indeterminate amount of interests (collectively with the Shares, the “Securities”), to be offered and sold pursuant to the Plans.

The Registrant’s common stock is no longer offered as an investment option under the Plans. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any Securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all Securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, as of the 12th day of August, 2016.

PEABODY ENERGY CORPORATION

By:	/s/ Amy B. Schwetz
	Name:	Amy B. Schwetz
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effectively Amendment No. 1 to the Registration Statements has been signed below by or on behalf of the following persons in the capacities indicated as of the 12th day of August, 2016.

Signature	Title

/s/ Glenn L. Kellow Glenn L. Kellow	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Amy B. Schwetz Amy B. Schwetz	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

/s/ Robert A. Malone Robert A. Malone	Chairman of the Board and Director

/s/ William A. Coley William A. Coley	Director

/s/ William E. James William E. James	Director

/s/ Robert B. Karn III Robert B. Karn III	Director

/s/ Henry E. Lentz Henry E. Lentz	Director

/s/ William C. Rusnack William C. Rusnack	Director

/s/ Michael W. Sutherlin Michael W. Sutherlin	Director

/s/ John F. Turner John F. Turner	Director

/s/ Sandra A. Van Trease Sandra A. Van Trease	Director

/s/ Heather A. Wilson Heather A. Wilson	Director